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                                                                     Exhibit 8a4

                     AMENDMENT TO TRANSFER AGENCY AGREEMENT

       AMENDMENT TO TRANSFER AGENCY AGREEMENT dated as of this 24th day of July, 2002, by and between Pacific Global Fund, Inc., a Maryland corporation doing business as Pacific Advisors Fund Inc. (the "Fund" or "PAF"), and Pacific Global Investor Services, Inc., a California Corporation ("PGIS").

                                   WITNESSETH:

       WHEREAS, the Fund and PGIS have entered into a Transfer Agency, Dividend Disbursing Agency and Administrative Service Agreement dated as of December 22, 1992, as amended (the "Transfer Agency Agreement"), under which the Fund has engaged the services of PGIS to act as transfer agent, dividend disbursing agent, and to perform certain other services as described in the Transfer Agency Agreement; and,

       WHEREAS, the Fund is required pursuant to section 352 of the USA PATRIOT ACT and regulations of the Department of Treasury thereunder to develop and implement an anti-money laundering compliance program ("AML Program") reasonably designed to prevent the Fund from being used to launder money or finance terrorist activities, including achieving and monitoring compliance with the applicable requirements of the Bank Secrecy Act, as amended, and implementing regulations of the Department of Treasury; and,

       WHEREAS, the Fund has no employees and does not itself conduct any operations relating to transactions with shareholders that could be the subject of an AML Program, and conducts such operations solely through its transfer agent, PGIS, and its affiliated principal underwriter, Pacific Global Fund Distributors Inc. ("PGFD"); and,

       WHEREAS, while PGIS itself is not subject to the requirement under section 352 of the USA PATRIOT ACT to develop and implement an AML Program, PGIS voluntarily has developed certain written policies and procedures relating to anti-money laundering compliance, and PGIS has provided copies of its written policies and procedures to the Fund;

       NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and in the Transfer Agency Agreement, the parties hereto, intended to be legally bound, hereby agree to amend the Transfer Agency Agreement as follows:

       1. The Transfer Agency Agreement is amended by the insertion of Sections 33 and 34 as follows:

              SECTION 33 PGIS agrees to implement and operate an AML Program on behalf of the Fund (the "Fund AML Program") as such Program pertains to shareholder transactions effected through services provided by PGIS. PGIS agrees that the Fund AML Program will be reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities

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       and to achieve and monitor compliance with the applicable requirements of the Bank Secrecy Act (31 U.S.C. Sections 5311 ET SEQ.) and the implementing regulations thereunder.

              SECTION 34 PGIS agrees to maintain and preserve reasonable records pertaining to the implementation and operation of the Fund AML Program. PGIS consents, upon reasonable notice, (a) to make information and records regarding the operation of the Fund AML Program available to the U.S. Securities and Exchange Commission (the "SEC") for review and
       (b) to make the Fund AML Program available for inspection by the SEC.

       2. This Amendment shall not change any other term or provision of the Transfer Agency Agreement, and such other terms and provisions shall remain in full force and effect.

       3. Except as otherwise stated herein, capitalized terms used herein shall have the meaning set forth in the Transfer Agency Agreement.

       IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be herewith affirmed, as of the day and year first above written.

ATTEST:                             PACIFIC GLOBAL FUND INC.
                                    d/b/a PACIFIC ADVISORS FUND INC.


/s/ William Sileo                   /s/ George A. Henning
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ATTEST:                             PACIFIC GLOBAL INVESTOR SERVICES, INC.


/s/ Catherine L. Henning            /s/ Barbara A. Kelley
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